UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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TEAM FINANCIAL, INC.

(Name of Registrant as Specified In Its Charter)

KEITH B. EDQUIST
JEFFREY L. RENNER
LLOYD A. BYERHOF

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FOR IMMEDIATE RELEASE

PRESS RELEASE

TEAM FINANCIAL, INC. A “TROUBLED INSTITUTION”

Keith Edquist responded strongly to the announcement today by Team Financial, Inc. that it had received from the Federal Reserve Bank of Kansas City a letter “which is similar to those issued by the Office of the Comptroller of the Currency a few weeks ago.”  “The Company should have told its shareholders that the Company is also deemed a “troubled institution.”  “I understand why they do not like that title--but management should be honest with its shareholders.”  Mr. Edquist noted that the Company also made reference to customary restrictions, including prior regulatory notification of changes in the Board of Directors.

Mr. Edquist stated that while under ordinary circumstances the determination of Team Financial, Inc. as a troubled institution would prohibit new directors from taking office without the advance approval of the Federal Reserve Bank of Kansas City, in this instance there is an automatic waiver of the prior notice requirement, so that if elected, the Edquist Nominees will be able to assume their position as directors immediately.  This waiver of the prior notice applies when an individual is elected a director by the shareholders, provided that the individual is not proposed by management of the institution, is elected as a new member of the Board of Directors at a meeting of the institution, and provides to the appropriate Reserve Bank all of the information required by the Federal Reserve Regulations within two business days of the election.  Mr. Edquist stated that his counsel had confirmed with the Federal Reserve Bank that if elected the Edquist Nominees will be able to take office immediately.

Mr. Edquist stated:  “My Nominees and I have filled out all the requisite paperwork, and we will file it promptly upon notification of our election.  This action by the Federal Reserve is further evidence of the deterioration of our Company and of the need for change!”